Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 8, 2024, with respect to the financial statements of Kura Sushi USA, Inc, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

November 12, 2024